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
     Good afternoon and thank you for attending today's forum. My name is Jesse Harte and I am running for re-election in the Trade category.

     One can not talk about their past contributions one the Broad without also talking about the future. As a business leader on the board the Chairman placed his trust in me to fully commit my personal resources to help continue the extraordinary growth the exchanged has experienced.

From helping market Clearport our OTC clearing vehicle to chairing the Petroleum Delivery committee I have used my 22 years of knowledge to ensure the exchange doesn't fail to offer the protection and the innovation that has Nymex enjoying record earnings and volumes.

And all the hard work will start to pay off for us. We are close to launching our answer to The Brent contract that started unfortunately 4 days before 9-11. I have been one of the leaders that will hopefully offer the first physically delivered crude contract that will extend our branding of Nymex products. THIS IS THE FIRST STEP OF MANY that will allow us to increase our business model to be the marketplace in energy Services and risk management.

     On the products side with the potential of new state regulations on gasoline for our delivery points in NJ and NY my chairing of the delivery Committee will allow me to help us keep current with the actual cash business that mirrors our futures business.

     From a floor perspective I have traded in both crude and natural gas in recent years and understand the community we serve both from the trade side due to my employment with Duke Energy but also from the fund side to my ownership of Bay Area years ago.

From a financial side my vice chairing this year of the Finance Committee allows me to continue to try to vet our capital expenditure to a return on capital much like any 150 million plus company and to also examine in flush years a dividend to our shareholders.

From the litigation front the challenge to defend or bundling of clearing and execution will be as important to us as our entire business model from OTC clearing to new products all revolve around one stop shopping. Once again my experience as a SVP at Daiwa's Securities will allow me to actively participate as our Board deals with these issues.

In closing I feel that what is needed now as we continue to grow are directors who have been in these businesses that Nymex wishes to enter. Directors that have the contacts in the industry so we can offer new products and tools that will become the standards in which energy is traded. That will allow Nymex to keep its place as the premier energy exchange in the world.

Speech of Jesse B Harte For 3/6/03 NYMEX Forum

WILLIAM WALLACE - CANDIDATE'S FORUM SPEECH
MARCH 6, 2003


GOOD AFTERNOON, BOARD MEMBERS, SHAREHOLDERS, MEMBERS AND GUESTS.

IN THE BRIEF TIME I HAVE TO SPEAK TO YOU THIS AFTERNOON I HOPE TO BE ABLE TO ANSWER THREE QUESTIONS FOR YOU -

  o  WHO AM I?

  o  WHY DO I WANT TO SERVE ON THE BOARD?

  o  WHY DO I DESERVE YOUR VOTE?

WHO AM I?

I AM A SENIOR VICE PRESIDENT FOR MAN FINANCIAL. I AM SOLELY RESPONSIBLE FOR MANAGING MAN'S ENTIRE FLOOR OPERATION. WE EMPLOY 60 PEOPLE ON THE FLOOR AND ARE ONE OF THE LARGEST EXECUTORS OF CONTRACTS ON THE EXCHANGE.

I GREW UP IN WASHINGTON HEIGHTS AT THE OTHER END OF MANHATTAN ISLAND. I AM THE FIFTH OF SIX CHILDREN. I GREW UP WITH FOUR OLDER SISTERS IN A TWO BEDROOM APARTMENT - WHICH WAS GOOD TRAINING FOR WORKING IN A CROWDED, NOISY PLACE, FULL OF TEMPERMENTAL PERSONALITIES, ALL INSISTING THAT THEY ARE FIRST IN LINE WHEN THE GOODS ARE BEING DOLED OUT.

I WENT TO HIGH SCHOOL IN THE BRONX AND HAVE WORKED FULL TIME EVERY DAY SINCE THEN. I WENT TO COLLEGE AT NIGHT AND GRADUATED FROM BARUCH WITH A BS IN FINANCE.

I SPENT THREE YEARS AT A BIG FOUR ACCOUNTING FIRM UNTIL I REALIZED I DID NOT WANT TO BE AN ACCOUNTANT. I GOT MY FIRST JOB ON WALL STREET IN THE FINANCIAL FUTURES DEPARTMENT OF KIDDER PEABODY.

AFTER PESTERING ED LEE FOR A JOB ON THE FLOOR WHEN WE WERE BOTH AT KIDDER, HE SUGGESTED I COME DOWN FOR A VISIT. BILL SCHAEFER SIGNED ME IN EVEN THOUGH HE PROBABLY DOESN'T REMEMBER THAT. ONCE I GOT TO SEE AND EXPERIENCE THE FLOOR, I KNEW, FOR CERTAIN, THAT IT WAS WHERE I WANTED TO BE.


WHY DO I WANT TO SERVE ON THE BOARD?


NOW THAT YOU KNOW A LITTLE ABOUT ME. I WOULD LIKE TO TELL YOU WHY I WANT TO SERVE ON THE BOARD.


MUCH OF MY PROFESSIONAL SUCCESS HAS COME FROM MY ASSOCIATION WITH THE EXCHANGE. I STARTED HERE 12 YEARS AGO AS A SCREEN CLERK CHECKING CRUDE SCREENS. FOUR YEARS LATER I BEGAN TO MANAGE OUR FLOOR OPERATION AND FIVE YEARS AGO I BECAME A MEMBER.


NOW, I FEEL I OWE A MEASURE OF SERVICE TO THE EXCHANGE COMMUNITY.

WHY DO I DESERVE YOUR VOTE?

BECAUSE I HAVE DEMONSTRATED SUCCESS AT MANAGING AND GROWING ONE OF THE LARGEST FLOOR OPERATIONS IN THE BUSINESS. EIGHT YEARS AGO, WE EMPLOYED ABOUT 30 PEOPLE ON THE FLOOR. TODAY WE EMPLOY 60 AND ARE ONE OF THE LARGEST SINGLE EXECUTOR OF CONTRACTS ON THE EXCHANGE.

MAN IS A FIRM THAT HAS A GLOBAL REACH WITH MEMBERSHIPS ON EXCHANGES AROUND THE WORLD. WE FOUGHT TO MAINTAIN OPEN OUT CRY ON THE IPE IN LONDON. AND WE ARE COMMITTED TO MAINTAINING OPEN OUT CRY HERE. WE HAVE THE LIVELIHOODS OF 60 PEOPLE BACKING UP THAT PROMISE.

MAN IS ONE OF THE LARGEST SINGLE SHAREHOLDERS ON THE EXCHANGE. THE BUSINESS OUR FLOOR GROUP EXECUTES ON THE EXCHANGE MAKES A SIGNIFICANT CONTRIBUTION TO MAN'S OVERALL SUCCESS.

I HAVE CONTACTS ACROSS THE ENERGY INDUSTRY IN ALL PRODUCTS AND THE MANAGED FUTURES BUSINESS. ON ANY GIVEN DAY, I CAN BE FOUND IN ANY OF THE RINGS -- EXCEPT MAYBE FOR OPTIONS -- THAT'S FOR THE SMART GUYS LIKE BILL -- EXECUTING CUSTOMER ORDERS AND

ACTIVELY MANAGING OUR BUSINESS. THE FACT THAT I SPEND TIME IN ALL THE RINGS ALLOWS ME TO UNDERSTAND THE ISSUES FACING THE EVERYONE WHO USES THE EXCHANGE -- FLOOR BROKERS, LOCALS, AND OFF THE FLOOR TRADERS.

MY DEMONSTRATED SUCCESS AT MANAGING AND GROWING OUR BUSINESS; MAN'S INTERNATIONAL PRESENCE ON TRADING FLOORS AROUND THE WORLD AND MY DEEP KNOWLEDGE AND EXPOSURE TO ALL THE PRODUCTS TRADED ON THE FLOOR MAKE ME A UNIQUE AND ABLE CANDIDATE FOR THE FLOOR BROKER CATEGORY.

I AM HONORED TO BE ABLE TO TAKE PART IN THIS ELECTION AND THANK YOU FOR YOUR TIME AND CONSIDERATION.

                           WILLIAM T. WALLACE (WALZ)




Dear Member:

I would like to introduce myself and detail my qualifications to represent the Floor Broker category of the New York Mercantile Exchange ("the NYMEX") on the Board of Directors of NYMEX Holdings Inc. I began my career in commodities in 1988 as margin clerk at Kidder Peabody Incorporated. I am now a Senior Vice President of Man Financial, Inc. Prior to coming to the NYMEX floor, I worked in various capacities in the front and back offices of Man. In 1992, I began my career on the floor and now spend every day actively trading as a floor broker.

At Man, I have been responsible for managing our NYMEX floor business for the past eight years and have been a member since 1998. Man currently employs 60 people on the floor and owns 15 seats. Man has been a supporter of the Exchange since its inception and will continue to make a significant investment of its resources in the NYMEX's products and future initiatives. My experience will bring the Board ideas for improvement and implementation of best practices based on my first hand, in-depth knowledge of NYMEX floor operations.

I understand the duty of all directors to represent the interest of all shareholders. Further, I understand the diversity of the NYMEX membership and am committed to working to maintain the NYMEX's position as the first and best forum for energy trading. Commitment to the open out-cry system, development of new trading products and investments in technology are clearly the NYMEX's means of maintaining this pre-eminence. I have had personal experience in trading the electricity contract and look forward to supporting its growth. Additionally, Man Financial recognizes the need for this contract in the energy marketplace and has committed its significant resources to help make the electricity contract one of the NYMEX's premier products.

I recognize that the NYMEX and the floor community employ hundreds of people. Although these individuals do not have direct representation on the Board, I believe that the NYMEX's future growth and profitability, as a closely held organization or a publicly traded company, are dependent on the commitment of these individuals to the NYMEX's vision. I have close working relationships with the entire floor community, am regarded as a leader and am committed to building support among the community for Exchange initiatives.

I am a regular contributor to CNN and MSNBC financial news broadcasts. I believe it is my responsibility as a member to enhance the public's awareness of the NYMEX and to regularly communicate to the financial community the importance of the role of the NYMEX in the marketplace.

On a personal note, I was born and raised in the Washington Heights section of Manhattan. I graduated from Baruch College in 1993 with a Bachelor of Science degree in Finance and a minor in American history. While at Baruch, I worked full time at Kidder and Man while completing my degree. I currently reside in Forest Hills, NY and Mattituck, NY with my wife, Karen.

Thank you for time and consideration. I would appreciate your support in the Floor Broker category.

Sincerely,



William T. Wallace


I, William Wallace, am the beneficial owner of one share of common stock of NYMEX Holdings, Inc. and one Class A membership in New York Mercantile Exchange, Inc. A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual meeting of Stockholders scheduled for March 18, 2003. You are encouraged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.

Faber Speech

Good afternoon. My name is Joel Faber and I am seeking reelection to the Board of Directors as an Equity Holder Representative. I have served the shareholders of NYMEX on the Board in this capacity for the last two (2) years. We have taken on new initiatives, have explored new opportunities and have encountered new challenges. It is easy to say, "There is still more to do." But here, it is certainly true. We are going into a new era as a public company. Other exchanges and other trading platforms are challenging the Exchange. How will we respond? How do we continue our open-outcry trading in an ever evolving technological world?

What does NYMEX mean to me? It is a place where I developed and ran a successful business. I have been a NYMEX member since 1978. My company, Faber's Futures, was the first firm on the floor to trade exclusively in the new energy contract at that time, heating oil. I served previously on the Board during the 1980's when the Exchange was struggling to survive. Not only did it survive, but I saw and participated in the Exchange's explosive growth. My professional and personal relationships that have been formed on the exchange are important to me.

What does NYMEX mean to you, the shareholders? It may likely mean many of the same things to you that it does for me. It is undoubtedly a place where you have one of your most valuable investments. This investment needs effective leadership to maximize the Exchange's growth and increase value. I understand how Boards of Directors work. My job and the job of my fellow Board members has been and will continue to be to act in the best interests of the shareholders. Over the years I chaired and served on numerous committees. I am particularly pleased to have served on the board committee that recommended the first dividend to NYMEX shareholders that was paid earlier this year. Obviously, the shareholders own the Exchange and deserve to be informed. Improved communication with shareholders is a top priority of mine. I offer you my commitment that I will focus my energies in enhancing shareholder value. The question I continuously pose to myself is "Will this action benefit NYMEX shareholders?" I will faithfully address the interests and requirements of all shareholders in the context of my being an Equity Holder representative. Thank you.

                                   SCOTT HESS

                                shess@nymerc.com
                                 (212)590-1597


Dear Member:

Although I am running unopposed, I wanted to take this opportunity to thank you for the input, guidance, and feedback you have provided me over the past six years. My success as a board member and, this past year, as a member of the executive committee is directly related to the suggestions and advice you have offered.

I would like to thank you for your support and assure you that the relentless energy and dedicated commitment I put into my board service will not in any way be diminished over my next three years. If anything, I consider it a strong vote of confidence that I am running unopposed, and will work even harder to merit the faith you have shown in my efforts.

The next few years will prove critical to the future of the Exchange. While I have always made a priority of spearheading operational committees that see to the day-to-day needs and comfort of our members, I would also like to commit to you that I will place an equal emphasis on key strategic projects that will propel us forward in our leadership role to the energy and metals industries.

For example, the chairman this year invited me to be part of a delegation he brought to China and to head up our Far East branding initiative, which will involve a number of key strategic alliances in this rapidly expanding area of growth. I will continue to take the lead on marketing and other outreach efforts that can contribute to the further growth of this institution. I am particularly enthusiastic about the potential for our new electricity contracts and honored to serve as chairman of that committee.

I am very proud of the accomplishments of this Exchange during my tenure on the board and feel that our future has never looked as promising as it does right now. I thank you with all of my heart for allowing me to represent your interests at this most opportune time in our history and commit to continue to be available on any issue, any time. I am available on the floor each day, or by e-mail at shess@nymerc.com.

Thank You,

                                David Greenberg
                                      DGRE
                             Dgreenberg@nymerc.com
                                     LOCAL
                                  212-822-7100
                                     Speech


When I was first elected in 2000, I knew the new century would bring many dramatic changes for the Exchange. I never thought so many of them would happen during my three-year term.
From the long and eagerly anticipated (demutualization) to the unexpected (Enron's bankruptcy to the tragic event that took so many of our friends lives on September 11. the business operations of the Exchange have remained a reliable constant. I am very grateful for the opportunity you gave me to be part of the management team that successfully met the greatest challenges in our history. I am even prouder that we managed to achieve record volumes and seat prices and a return to profitability as well as giving out our first dividend as the world around us shifted.
As a local who trades crude on the Exchange floor everyday I understand the needs of today's traders. As President of Sterling commodities (a local clearing house) I am in a position to view the perspective of all locals, from smallest to largest. My work with Sterling also enables me to bring to the board the ability to look at Nymex with the eyes of not only a trader but one who runs a successful corporation and someone who understands the responsibility of making choices which effect other people as well as there families.
These qualities as well as my extensive committee work and my relationship with our members are some of the of the reasons why the chairman
Recently appointed me the corporate governance-working group I want to ensure that the floor community has a voice at that level.
I hope that no board of this Exchange will ever again face some of the issues that occurred during my tenure, but we have all learned that nothing can be taken for granted. The next few years will be crucial to the future of the Exchange. We need as many board members as possible who have already demonstrated their ability to perform under pressure and understand the complex issues facing the Exchange.
Even more importantly, we need individuals with the energy, stamina, and leadership qualities to remain one step ahead of the competition and provide us with the vision that will enable us to remain the world's foremost energy and metals marketplace.
My family realizes the time I spend working for board of nymex is time spent ensuring our future.
I look forward looking into the pits and seeing my son Richard, the third generation of traders in my family years from now
Thank you for your continued support
----------
I, DAVID GREENBERG AM THE BENEFICIAL OWNER OF ONE SHARE OF COMMON STOCK OF NYMEX HOLDINGS, INC. AND ONE CLASS A MEMBERSHIP IN NEW YORK MERCANTILE EXCHANGE, INC.

A PROXY STATEMENT CONTAINING IMPORTANT INFORMATION ABOUT THE ELECTION OF DIRECTORS OF NYMEX HOLDINGS, INC. AND OTHER MATTERS WILL BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILED TO THE STOCKHOLDERS OF NYMEX HOLDINGS PRIOR TO NYMEX HOLDINGS' ANNUAL MEETING OF STOCKHOLDERS SCHEDULED FOR MARCH 18, 2003. YOU ARE ENCOURAGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE. WHEN IT IS FILED WITH THE SEC, THE PROXY STATEMENT, AS WELL AS ALL OF NYMEX HOLDINGS' SEC FILINGS, CAN BE OBTAINED FREE OF CHARGE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV. COPIES MAY ALSO BE OBTAINED FREE OF CHARGE FROM THE OFFICE OF CORPORATE GOVERNANCE OF NYMEX HOLDINGS.

                             JOHN LAWRENCE MCNAMARA

     I'm going to be brief and relinquish my time to the other candidates. I am fortunate to stand before you, this election cycle unopposed. Although I believe I've done my share of hard work these past 2 years I am aware that my lack of opposition owes more to the work and accomplishments of our Chairman, Vincent Viola than anything else. I am honored and pleased to be able to serve him and you for another 3 years.

                                                                      Thank you.

Dear Fellow Shareholders:

     Good afternoon. My name is Michael McCallion and I'm pleased to be here today. I came to Commodities 23 years ago as a Comex clerk for Dean Witter, rising to vice president of energy trading on the floor of the New York Mercantile Exchange. As a NYMEX local for the past 12 years, I have traded solely for my own account to meet the needs of my family. Being a local has been 100% of my business focus. I have no other agendas, nor obligations. In running for the local seat, I am offering my business experience, years of committee service and the integrity to help us move forward to secure increased profitability, a dominant global position, and extended shareholder value.

     Those of you who know me know that I always complete what I set out to do. My past service is a testament to the accomplishments that a wholehearted commitment can bring. It was only a few short years ago when we moved from elbowing our way in the pit at Four World Trade to our current position as an international energy powerhouse at our state-of-the-art facility here at North End Avenue. Our foresight in planning the space has enabled us to control our own destiny. We were able to ensure a rapid resumption of the flow of business in the aftermath of September 11th, and are currently enjoying the flow of revenue as landlords. Yet there's more work to be done. My motivation in acquiring the local seat is simple: What is in the Exchange's best interest is in our personal best interest.

     I am proud to have been an integral member of the physical and financial transformation of the Exchange and look forward to continuing, with your vote, to increase NYMEX's profitability, market share and visibility. Toward this end, I am anxious to embrace initiatives that will add value to your membership. There are a few particulars.

     - First, continue to nurture the liquidity and transparency of the open outcry system as the base for all future growth of the Exchange. It is our most valuable commodity.

     - Second, enhance seat value by making each trading right fully portable to ameliorate our ownership positions.

     - Next, we must expand our product base by aggressively -- and correctly -- target marketing our E-miNYs, and by reintroducing P.J.M. electricity and Brent Crude oil futures through our open outcry system.

--------------------------------------------------------------------------------
I, Michael McCallion, am the beneficial owner of 1 share of common stock of NYMEX Holdings, Inc. and 1 Class A membership in New York Mercantile Exchange, Inc.

1. A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 18, 2003. You are encouraged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.

     - Also, we have to continue to refigure our physical space in order to ensure the quality of the business lives of our members.

     - And lastly, our paramount endeavor is to guarantee that our new electronic trading efforts enhance business flow to the floor.

     I have had the opportunity to successfully work with each member of the Executive Committee as part of my continued service to NYMEX. I was the only non-board member appointed by the Chairman to the project management committee for this facility, a vote of confidence that I embrace and cherish.

     This, coupled with the encouragement I have received from many of you, makes me eager to continue my service to my fellow shareholders and to the New York Mercantile Exchange. Together, we have built an exchange that is robust and respected. We must continue to work together as a team in order to achieve our goals. I welcome your vote for local board member so I may continue to build upon NYMEX'S strong foundation and to cement our leadership position and future earnings.










-------------------------------------------------------------------------------
I, Michael McCallion, am the beneficial owner of 1 share of common stock of NYMEX Holdings, Inc. and 1 Class A membership in New York Mercantile Exchange, Inc.

1. A proxy statement containing important information about the election of directors of NYMEX Holdings, Inc. and other matters will be filed with the Securities and Exchange Commission and mailed to the stockholders of NYMEX Holdings prior to NYMEX Holdings' Annual Meeting of Stockholders scheduled for March 18, 2003. You are encouraged to read the proxy statement when it becomes available. When it is filed with the SEC, the proxy statement, as well as all of NYMEX Holdings' SEC filings, can be obtained free of charge from the SEC's website at www.sec.gov. Copies may also be obtained free of charge from the Office of Corporate Governance of NYMEX Holdings.

                             JOHN LAWRENCE MCNAMARA
                              JMCNAMARA@NYMERC.COM

Dear Member:

     Although I am running unopposed, I wanted to take this opportunity to thank you for your support over the past two years and let you know how much I will continue to rely on your input over my next term.

     There are many critical issues facing the Exchange at this juncture -- possibly more than at any time in our history. While I am sure you have been inundated with campaign letters pointing out the challenges we face and do not need them reiterated. I would like to reinforce your confidence in our board and management's ability to continue growing our business and assure you that it is well-placed.

     I am grateful for the opportunity you gave me to work alongside a leader of the caliber of Vincent Viola and will always be proud that I was a part of the board that so courageously expedited our recovery from the World Trade Center attack and so competently managed the crises of the Enron and energy merchant collapses. As a matter of personal achievement, I am most proud of the role I was able to play in revitalizing our options contracts, and in the long-awaited introduction of calendar spread options -- contracts that continue to impress me in their growth.

     Through my many years on the floor and in the business, I have gained an appreciation for the role each segment of our community plays in providing a successful marketplace, and I would like to encourage you to continue to use me as a voice on the board to provide your perspective. As a board, we are only as good as the insight we share into our traders, customers, and equity owners. Please help me to become a better and better board member each day by giving me your feedback.

     Thank you again.

          JOHN

                                   Exchange Traded Products     tel 800 805 4508
                                   Mail Code 111-0401           fax 312 732 3348
                                   1 Bank One Plaza
                                   Chicago, IL 60670-0401

BANC ONE
CAPITAL MARKETS, INC.

                             JOHN LAWRENCE MCNAMARA
                              JMCNAMARA@NYMERC.COM

Dear Member:

     Although I am running unopposed, I wanted to take this opportunity to thank you for your support over the past two years and let you know how much I will continue to rely on your input over my next term.

     There are many critical issues facing the Exchange at this juncture -- possibly more than at any time in our history. While I am sure you have been inundated with campaign letters pointing out the challenges we face and do not need them reiterated. I would like to reinforce your confidence in our board and management's ability to continue growing our business and assure you that it is well-placed.

     I am grateful for the opportunity you gave me to work alongside a leader of the caliber of Vincent Viola and will always be proud that I was a part of the board that so courageously expedited our recovery from the World Trade Center attack and so competently managed the crises of the Enron and energy merchant collapses. As a matter of personal achievement, I am most proud of the role I was able to play in revitalizing our options contracts, and in the long-awaited introduction of calendar spread options -- contracts that continue to impress me in their growth.

     Through my many years on the floor and in the business, I have gained an appreciation for the role each segment of our community plays in providing a successful marketplace, and I would like to encourage you to continue to use me as a voice on the board to provide your perspective. As a board, we are only as good as the insight we share into our traders, customers, and equity owners. Please help me to become a better and better board member each day by giving me your feedback.

     Thank you again.

     /s/ JOHN LAWRENCE MCNAMARA